Exhibit 10.3
DESCRIPTION OF THE MATERIAL TERMS OF
THE LOCAL.COM CORPORATION BONUS PROGRAM
AS OF JULY 29, 2009
The Local.com Corporation Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of Local.com Corporation (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s 2009 proxy statement and anticipated to be named in the 2010 proxy statement). On July 29, 2009, the Nominating, Compensation and Corporate Governance Committee of the Company’s Board of Directors (the “NCCG Committee”) determined to amend the Bonus Program, as outlined below.
The Bonus Program for NEOs is predicated in part on (i) meeting or exceeding a Financial Performance Goal (the “FPG”) based on Revenue and Adjusted Net Income (Loss) targets and in part on (ii) meeting or exceeding certain Personal Performance Goals as approved by the NCCG Committee (the “PPG”). Adjusted Net Income (Loss) is defined by the Company as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges and non-recurring items.
Each NEO has been assigned a bonus target equal to a percentage of their base salary, as outlined in their respective employment agreements with the Company (the “Threshold Target Bonus”) and a Maximum Target Bonus of up to 127% of the Threshold Target Bonus (the “Maximum Target Bonus”) (the amount represented by the Threshold Target Bonus and the Maximum Target Bonus is hereinafter referred to as the “Bonus”). Payment of any Bonus is conditioned upon meeting or exceeding a certain percentage of the FPG (a minimum of 95% on the Revenue FPG and a minimum of 90% on the Adjusted Net Income (Loss) FPG and/or the PPG. The percentage of total Bonus based upon FPG compared to PPG is established by the NCCG Committee and varies as between NEOs. In addition, NEOs may receive a Bonus in excess of the Threshold Target Bonus up to the amount of their Maximum Target Bonus based on over-achievement of the FPG and the PPG.
The following table sets forth the target bonus amounts for which an NEO is eligible under the Bonus Program:

		Threshold	Maximum
Executive		Target	Target
Officer	Position	Bonus	Bonus
Heath Clarke	CEO	$262,500	$317,625
Stanley B. Crair	President and COO	$135,000	$163,688
Brenda Agius	CFO and Secretary	$104,000	$126,360
Bonus payouts, if any, to NEOs will be made on such periodic basis as is determined by the NCCG Committee. Except for certain executives, or as provided in a contract to the contrary, a participant’s right to any bonus under the Bonus Program will cease upon termination of employment for any reason, whether voluntary or involuntary. For NEOs with employment contracts containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the executive will receive an amount equal to the total of all Bonuses received by such NEO during the four quarters immediately preceding such termination date, except where there has been a change in control, in which case, at the executive’s election, such amount will be the total of all Bonuses received by such NEO during the four quarters immediately preceding the date of the change in control.
The Company reserves the right to amend or cancel the Bonus Program for any reason in its sole discretion.